UNITED STATES

               SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D. C.  20549



                            FORM 8-K

                         Current Report

                Pursuant to Section 13 or 15 (d)

             of the Securities Exchange Act of 1934


 Date of Report  (Date of earliest event reported): December 16,
                              1997


                    HOMESTAKE MINING COMPANY
     (Exact name of Registrant as specified in its charter)




         DELAWARE            1-8736            94-2934609
     (State or other      (Commission       (I.R.S. Employer
     jurisdiction of      File Number)   Identification Number)
     incorporation)



 650 CALIFORNIA STREET, SAN FRANCISCO, CALIFORNIA    94108-2788
  (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code: (415) 981-8150
                                             HTTP://WWW.HOMESTAKE.COM

ITEM 5.   OTHER EVENTS.

1.  Termination of Troilus Mine Acquisition.

     In October 1997, the Company announced that Homestake Canada Inc. ("HCI"), a wholly-owned subsidiary of the Company, and Prime Resources Group Inc. ("Prime," 50.6% owned by HCI), had entered into an agreement to purchase the Troilus gold mine in Quebec from Inmet Mining Corporation ("Inmet"). On December 10, 1997, the Company announced that HCI and Prime had terminated the agreement to acquire the Troilus mine. HCI and Prime determined that on the basis of due diligence studies, the conditions of the offer to purchase would not be satisfied and accordingly that they would not proceed with the transaction as announced. HCI and Prime have been advised by Inmet that Inmet disputes the termination of the agreement. The Company's press release with respect to the termination of the agreement is included as
Exhibit 99.11 to this Form 8-K Report.

2.  South Dakota Natural Resource Damages Claims.

     Reference is made to Part II - Other Information: Item 1 - Legal Proceedings, of the Company's Form 10-Q Report for the quarter ended June 30, 1997. In that report, the Company disclosed that it had received a letter from the United States Fish and Wildlife Service stating that the Department of the Interior intended to file suit, subject to final approval of the Department of Justice, against the Company's wholly-owned subsidiary, Homestake Mining Company of California ("HMCC"), to recover alleged natural resource damages and assessment costs under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and the Clean Water Act with respect to alleged releases of hazardous substances at Whitewood Creek in South Dakota. HMCC agreed to a limited waiver of statutes of limitations until November 26, 1997.

     Reference also is made to Part II - Other Information: Item 1 - Legal Proceedings, of the Company's Form 10-Q Report for the quarter ended September 30, 1997. In that report, the Company reported that on September 25, 1997 the State of South Dakota filed an action against HMCC, State of South Dakota v. Homestake Mining Company of California, U.S. Dist. Ct., W.D.S.D., Civ. Action No. 97-5078. The action relates to the same general matter which is the subject of the above referenced letter - placement of mine tailings in Whitewood Creek. In the complaint, the State of South Dakota alleges that HMCC disposed of mine tailings in Whitewood Creek and that such disposal resulted in injuries to natural resources in Whitewood Creek and downstream in the Belle Fourche River, the Cheyenne River and Lake Oahe on the Missouri River (the "NRD Site"). The complaint also alleges that the State of South Dakota incurred assessment costs. The State of South Dakota claims that it is a trustee authorized under CERCLA to bring such action. The complaint also contains a pendent state law claim, alleging that the tailings placed in Whitewood Creek constitute a continuing public nuisance in and around the NRD Site downstream from Whitewood Creek. The complaint asks for abatement of the nuisance, damages in an unascertained amount, costs and interest.

     Whitewood Creek was a site where mining companies operating in the Black Hills of South Dakota, including HMCC, placed mine tailings beginning in the nineteenth century. Some tailings placed in Whitewood Creek eventually flowed into the Belle Fourche River and downstream therefrom. Placement of mine tailings into Whitewood Creek was authorized by the laws of the United States, the Dakota territory and the State of South Dakota, and Whitewood Creek was later specifically designated by the State of South Dakota as a disposal stream for mine tailings and for the disposal of raw sewage and other municipal waste. Consequently, all mine tailings placed by HMCC in Whitewood Creek were placed there with the consent and encouragement of the State of South Dakota and the United States government and in compliance with applicable laws. In response to changes in legal requirements, HMCC ceased the placement of mine tailings into Whitewood Creek and for many years the Homestake mine has impounded all mine tailings that are not redeposited in the mine.

     In its answer, HMCC denied that there has been any continuing damage to natural resources or nuisance caused by HMCC as a result of the placement of tailings in Whitewood Creek. Among other defenses, it is also the position of HMCC that as a result of the State of South Dakota's ownership of Whitewood Creek and designation of Whitewood Creek as an authorized disposal site under state authority, the State of South Dakota was and is the owner and operator of the Whitewood Creek waste disposal site and is responsible for all past and future damages and any continuing nuisance resulting therefrom. HMCC has also counterclaimed against the State of South Dakota seeking cost recovery, contribution and indemnity from the State of South Dakota, in its capacity as an owner and operator of a disposal facility, for expenses previously incurred and to be incurred in the future with respect to Whitewood Creek and downstream areas.

     On November 25, 1997, the United States government and the Cheyenne River Sioux Tribe filed an action against HMCC, United States of America et al. v. Homestake Mining Company of California, U.S. Dist. Ct, W.D.S.D., Civ. Action No. 97-5100. This action relates to the matters referenced in the letter described above and which are the subject of the federal cause of action brought by the State of South Dakota, described above, with respect to the NRD Site. The complaint seeks response costs and damages in unspecified amounts, costs and attorneys fees.

     HMCC intends to vigorously defend these actions and to seek recovery, contribution and indemnity from the State of South Dakota, federal, state and other government entities and agencies, and other persons who participated in ownership and/or operation or otherwise encouraged use of Whitewood Creek as a waste disposal site, who disposed of waste in any part of the NRD Site, or who have owned property or otherwise conducted activities which may have contributed to any alleged damage in the NRD Site. The Company's press release with respect to the filing of the federal trustees' action is included as Exhibit
99.12 to this Form 8-K Report.

     In the opinion of the Company, there is no basis for the claims by the State of South Dakota or by the federal government and the Cheyenne River Sioux Tribe. The Company is also of the opinion that HMCC has valid defenses and counterclaims against the State of South

Dakota, the United States government,  other
governmental entities and agencies, and other persons who participated in ownership and/or operation or otherwise encouraged use of Whitewood Creek as a waste disposal site, who disposed of waste in the NRD Site, or who have owned property or otherwise conducted activity within the NRD Site which may have contributed to any alleged damage. The Company does not believe that resolution of these matters will have a material adverse effect on the business or financial condition or results of operations of the Company.

     As previously reported in the Company's Form 10-K Annual Reports, an 18-mile stretch of land along Whitewood Creek on which tailings were deposited was designated as a superfund site and placed on the National Priorities List ("NPL") in 1983. During the period from 1982 through 1990 extensive studies of the superfund site were conducted to identify any public health and environmental issues related to the site and appropriate remedial action. In August 1990, HMCC signed a consent decree with the United States Environmental Protection Agency ("EPA") in United States of America v. Homestake Mining Company of California, U.S. Dist. Ct., W.D.S.D., Civ. Action No. 90-5101. Under the Consent Decree, HMCC conducted remedial work at its expense and also reimbursed the EPA for its oversight costs. Remedial field work was completed in 1993. The decree also provided for the three counties in which the property is located to enact institutional controls which would limit the future use of the property included within the area of the superfund site. Institutional controls were adopted in all three counties. In addition, HMCC offered to purchase all properties along Whitewood Creek that were affected by the institutional controls. Approximately $3 million has been spent to date to acquire property along Whitewood Creek and the Company estimates that the total cost for purchasing all of the remaining affected property would be an additional $3 million.

     The Consent Decree was terminated by the Court on January 10, 1996. The Whitewood Creek site was deleted from the NPL on August 13, 1996. In the deletion notice, the EPA stated that "EPA, in consultation with the State of South Dakota, have determined that the Site poses no significant threat to public health or the environment."

3.  Arbitration with Goldstake Explorations (S.D.) Inc.

     On September 24, 1997, Whitewood Development Corporation ("WDC"), a wholly-owned subsidiary of the Company, terminated its joint venture with Goldstake Explorations (S.D.) Inc. ("Goldstake") for non-payment by Goldstake of its joint venture payment obligations. The joint venture had been formed in 1988 with respect to the possible mining of tailings along Whitewood Creek. In connection with that termination, WDC exercised its right under the joint venture agreement to purchase Goldstake's interest in the joint venture for appraised value less amounts owed by Goldstake to WDC. WDC also commenced an arbitration proceeding to confirm the existence of Goldstake's breach. In its answer, Goldstake denied that it was in breach and raised various defenses and counterclaims, including alleged fraud by WDC in connection with formation and continuing activity under the joint venture agreement, and allegations that WDC had failed to obtain permits to permit Goldstake to engage in mining of joint venture owned and leased property.

     This is the third arbitration between the parties. In the first arbitration, Goldstake had claimed that WDC had fraudulently induced Goldstake to enter into the joint venture agreement and sought damages in the amount of $79 million. The fraud allegation was rejected by the arbitrators. The arbitration award in the first arbitration also provided that WDC was to apply for permits to construct and operate a mine and mill, and for WDC to pay to Goldstake up to $1.5 million if the permits were not secured by December 31, 1996. All amounts payable under that order have been paid. In the second arbitration between the parties, the arbitrators confirmed that Goldstake was obligated to pay 20% of all costs incurred in connection with applying for permits and 50% of all other costs incurred by the joint venture. WDC believes that Goldstake's defenses and contentions are without merit and WDC intends to vigorously pursue its claims and to defend against Goldstake's claims.



ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits.

Exhibit 99.11         Press  Release  dated  December  10,   1997
               announcing Homestake Mining Company and its 50.6%- owned subsidiary, Prime Resources Group Inc., will not proceed with the purchase of the Troilus gold mine from Inmet Mining Corporation.

Exhibit 99.12       Press Release dated November 26, 1997 issuing
               Homestake Mining Company's response to the federal
               government's   announcement  regarding   Whitewood
               Creek.

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:   December 16, 1997


                              HOMESTAKE MINING COMPANY
                                    (Registrant)



                              By:  /s/ Gene G. Elam
                                 Gene G. Elam
                                 Vice President, Finance and
                                 Chief Financial Officer





                              By:  /s/ David W. Peat
                                 David W. Peat
                                 Vice President and Controller